NUMBER SHARES
                            _________________________

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                               SEPTEMBER 23, 1997

                                ESSCO (USA), INC.

20,000,000  SHARES  COMMON  STOCK               1,000,000 SHARES PREFERRED STOCK
$.001.  PAR  VALUE  EACH                        $.001  PAR  VALUE  EACH

THIS CERTIFIES THAT___________________________________________ IS THE REGISTERED
HOLDER OF ________________________________________ Shares of the Common Stock of
                       ESSCO (USA), Inc.

HEREINAFTER DESIGNATED "THE CORPORATION", TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

     This certificate and the shares represented thereby shall be subject to all of the provisions of Certificate of Incorporation and the By-laws of said Corporation, a copy of which is on file at the office of the Corporation and made a part hereof as fully as though the provisions of said Certificate of Incorporation and By-laws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof assents and agrees to be bound.

     Any stockholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights and the By-laws.

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.
DATED:

__________________________                    __________________________
                 SECRETARY                                     PRESIDENT

                                      -36-
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